EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Textron Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.125 per share	Rules 457(c) and 457(h)	10,000,000	$90.9216	$909,216,000.00	0.00014760	$134,200.28
Total Offering Amounts					$909,216,000.00		$134,200.28
Total Fee Offsets							$—
Net Fee Due							$134,200.28

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of common stock, par value $0.125 per share (“Common Stock”), of Textron Inc. as may be required pursuant to the Textron Inc. 2024 Long-Term Incentive Plan (the “2024 Plan”) in the event of a stock split, stock dividend, recapitalization or similar transaction.
(2)	Consists of 10,000,000 shares of Common Stock issuable pursuant to the 2024 Plan.
(3)	Calculated solely for the purpose of computing the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act based on the average of the high and the low sales prices of shares of Textron’s Common Stock as reported on the New York Stock Exchange on July 24, 2024.